Exhibit 99.1

                        STERLING CHEMICALS HOLDINGS, INC.
                        1996 EMPLOYEE STOCK PURCHASE PLAN


         1. PURPOSE. This 1996 Employee Stock Purchase Plan (the "Plan") is intended to encourage ownership of the common stock, par value $.01 per share (the "Common Stock"), of Sterling Chemicals Holdings, Inc. (the "Company") by certain middle and upper management employees of the Company and its subsidiaries so that such employees may acquire or increase their proprietary interest in the Company. The Plan is intended to facilitate this objective by allowing eligible employees to purchase such shares directly from the Company, at an established price and without payment of any brokerage fees or commissions. An aggregate of up to 250,000 shares of Common Stock are authorized for issuance under this Plan.

         2. ADMINISTRATION AND INTERPRETATION. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee (the "Committee") of not less than three officers of the Company appointed by and serving at the pleasure of the Board. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may prescribe, amend and rescind rules and regulations for administration of the Plan and shall have full power and authority to construe and interpret the Plan, and any determination by the Committee under any provision of the Plan shall be final and conclusive for all purposes. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at a meeting or the acts of a majority of the members evidenced in writing shall be the acts of the Committee. The Committee may correct any defect or any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable. The day-to-day administration of the Plan may be carried out by such officers and employees of the Company as shall be designated from time to time by the Committee.

         Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including counsel fees) arising therefrom to the full extent permitted by law, the Company's Articles of Incorporation and the Company's Bylaws. The members of the Committee shall be named as insured parties under any directors' and officers' liability insurance coverage which may be in effect from time to time.

         3. TERM OF THE PLAN. The Plan will become effective as of September 19, 1996, and will remain in effect for 11 days (ending September 30, 1996 (the "Closing Date"), except for completion of administrative matters, such as return of excess subscription payments and delivery of stock certificates) unless earlier terminated or extended by action of the Committee or the Board.

         4. ELIGIBILITY. The Committee shall determine the employees ("Eligible Employees") eligible to participate in the Plan.




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         5.  PARTICIPATION.  Participation in the Plan is optional.  In order to participate in the Plan, an Eligible Employee must submit a Subscription Agreement to purchase shares of Common Stock, on a form to be provided by the Company, on or before the Closing Date and in compliance with the other subscription procedures set forth therein. Eligible Employees must comply with the subscription and payment procedures set forth in the Subscription Agreement in order to participate in the Plan.

         6. ACCEPTANCE OF SUBSCRIPTIONS; PRORATION. The Company shall satisfy the subscriptions to purchase Common Stock with newly issued shares of Common Stock at a purchase price of $12 per share. If on the Closing Date the Company has received subscriptions for an aggregate number of shares of Common Stock greater than that set forth in Paragraph 1 hereof, then the number of shares actually sold to each subscriber shall be reduced from the amount requested in such subscriber's Subscription Agreement, with the method of such reduction to be determined by the Committee in its sole discretion. Fractional shares shall not be issued. Questions as to the rounding of fractional amounts shall be determined by the Committee in its sole discretion. Once the number of shares of Common Stock to be sold to each subscriber has been determined, the Company shall issue certificates representing such shares of Common Stock to the respective subscribers as soon as practicable. If the actual number of shares to be sold to a subscriber is less than the number requested in the subscriber's Subscription Agreement, the Company shall refund the subscriber's excess payment as soon as practicable, without interest. All subscription amounts shall be held by the Plan in a segregated non interest-bearing account until the shares of Common Stock and refunds, if any, are issued pursuant to the Plan.

         7. PREEMPTION BY APPLICABLE LAWS AND REGULATIONS. Anything in the Plan or any agreement entered into pursuant to the Plan to the contrary notwithstanding, if, at any time specified herein or therein for the making of any determination or the making of any issuance or other distribution of Common Stock, any law, regulation or requirement of any governmental authority having jurisdiction in the premises shall require either the Company or the employee (or the employee's beneficiary), as the case may be, to take any action in connection with any such determination, issuance or distribution, such determination issuance or distribution, as the case may be, shall be deferred until such action shall have been taken.

         8. AMENDMENT. The Board of Directors of the Company may at any time amend the Plan.

         9.       MISCELLANEOUS.

                    a. No Employment Contract. Nothing contained in the Plan shall be construed as conferring upon any employee the right to continue in the employ of the Company or any affiliate of the Company.

                    b. No Rights as a Shareholder. An employee shall have no rights as a shareholder with respect to Common Stock covered by the employee's sub- scription agreement until the date of the issuance of such Common Stock to the employee pursuant thereto. No adjustment will be made


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                    for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

                    c. No Right to Corporate Assets. Nothing contained in the Plan shall be construed as giving an employee, the employee's beneficiaries or any other person any equity or interest of any kind in any assets of the Company or an affiliate of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company or an affiliate of the Company and any such person.

                    d. No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any affiliate of the Company from taking any action that is deemed by the Company or such affiliate of the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan. No employee, beneficiary or other person shall have any claim against the Company or any affiliate of the Company as a result of any such action.

                    e. Non-assignability. Neither an employee nor an employee's beneficiary shall have the power or right to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of such employee's or beneficiary's interest, if any, arising under the Plan nor shall such interest be subject to seizure for the payment of an employee's beneficiary's debts, judgments, alimony or separate maintenance or be transferable by operation of law in the event of an employee's or beneficiary's bankruptcy or insolvency, and to the extent any such interest arising under the Plan is awarded to a spouse pursuant to any divorce proceeding, such interest shall be deemed to be terminated and forfeited notwithstanding any provisions or other terms herein or in a Subscription Agreement to the contrary.

                    f. Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to the Plan will be used for its general corporate purposes.

                    g. Governing Law; Construction. All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with, the laws of the State of Texas without regard to the principles of conflicts of laws. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any provisions of the Plan.

         Executed and effective as of the 19th day of September, 1996.

                                        STERLING CHEMICALS HOLDINGS, INC.



                                        By:  /s/ F. Maxwell Evans
                                      Name:  F. Maxwell Evans
                                     Title:  Vice President, General Counsel
                                             and Secretary


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